Exhibit 99.2

Press Contacts:
Julie Seymour Tessera jseymour@tessera.com +1.408.836.3947	Eric Zarakov FotoNation ericz@fotonation.com +1.408.348.7907

Patty Ladegaard/Lori Scribner

JHG-Townsend for Tessera

Tessera_Team@jhg.com

+1.858.457.4888

TESSERA TO ACQUIRE FOTONATION

•	Companies’ Combined Product Portfolio to Drive Digital Still Camera Functionality in Next-Generation Mobile Phones

•	Acquisition to Provide New Sales Channels for Companies’ Consumer Optics Technologies

SAN JOSE, Calif. – January 31, 2008 – Tessera Technologies, Inc. (Nasdaq:TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced it has entered into a definitive agreement to acquire FotoNation, a leading provider of embedded imaging solutions for digital still camera and mobile phone applications.

Under the terms of the agreement, Tessera will pay $29 million in net cash with up to $10 million of additional consideration, contingent upon certain milestones over one year. This transaction is subject to various standard closing conditions, and is expected to close in February 2008.

Based in Burlingame, Calif., FotoNation is a privately-owned, 80-person company that develops innovative embedded solutions to improve image quality and enhance, extend and simplify picture taking for digital still cameras and mobile devices. The company’s extensive portfolio of patented solutions includes advanced hardware and firmware image processing solutions. Principal products encompass technologies for red-eye correction; face tracking; smile and blink detection; as well as other solutions for enhancing digital image quality. FotoNation’s technology is embedded in more than two out of three digital still cameras sold today.

“FotoNation’s solutions are a perfect complement to Tessera’s image enhancement technologies and the combined strengths of our two companies will help drive the proliferation of digital still camera functionality in mobile camera devices, as well as open new channels such as digital still cameras for our product portfolio,” said Bruce McWilliams, chief executive officer, Tessera. “With this acquisition, Tessera will further expand its broad portfolio of integrated consumer optics solutions, and be positioned to become a ‘one-stop shop’ for a full range of camera imaging technologies.”

“There is significant, untapped potential for sophisticated imaging solutions in the growing camera phone market, and Tessera’s close ties to this market will enable us to accelerate the commercialization of FotoNation’s rich portfolio of technology and products,” said Eran Steinberg, chief executive officer, FotoNation. “Through this acquisition, we see highly compelling opportunities resulting from combining FotoNation’s advanced image processing technologies with Tessera’s consumer optics products.”

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or visit www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.